EXHIBIT 10.19
Information redacted pursuant to a confidential treatment request.
DEPOSIT ACCOUNT CONTROL AGREEMENT
(ELAVON DESIGNATED DEPOSIT ACCOUNT)
     THIS DEPOSIT ACCOUNT CONTROL AGREEMENT (as amended and in effect from time to time, this “Agreement”) is dated August 1, 2008 by and among BancorpSouth Bank (together with its successors and assigns, “Bank”), Hancock Fabrics, Inc. (together with its successors and assigns, the “Company”) and General Electric Capital Corporation, in its capacity as agent (in such capacity, together with its successors and assigns, “Agent”) pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of Lenders (as defined in the Loan Agreement).
W I T N E S S E T H
     WHEREAS, Bank maintains for the use of the Company the following deposit account:
                    —— (the “Elavon Designated Deposit Account”)
which deposit account is hereinafter referred to as the “Deposit Account”;
     WHEREAS, Bank additionally maintains for the use of the Company the following deposit account (among others):
                    —— (the “Concentration Account”)
which deposit account is hereinafter referred to as the “Concentration Account”;
     WHEREAS, Bank additionally maintains for the use of the Company the following deposit account (among others):
                    —— (the “Operating Account”)
which deposit account is hereinafter referred to as the “Operating Account”;
     WHEREAS, pursuant to the Loan and Security Agreement dated as of August 1, 2008, by and among the Company, certain of Company’s affiliates and subsidiaries, Agent and Lenders (as amended, restated, supplemented or otherwise modified and in effect, the “Loan Agreement”), Agent and the Lenders have a security interest in, among other things, all right, title and interest of the Company in and to the following, whether now or hereafter existing or arising (collectively, the “Deposit Account Collateral”): (a) the Deposit Account, (b) all cash, checks, money orders, drafts, instruments, electronic funds transfers and other items and forms of remittances and all funds and other amounts at any time paid, deposited or credited (whether for collection, provisionally or otherwise), held or otherwise in the possession or under the control of, or in transit to, Bank or any agent or custodian thereof for credit to or to be deposited in the Deposit Account, (c) all funds and cash balances or other amounts in or attributable to the Deposit Account, and (d) any and all proceeds of any of the foregoing; and
     WHEREAS, the Company, Agent and Bank desire to enter into this Agreement in order to set forth their relative rights and duties with respect to the Deposit Account Collateral.
     NOW, THEREFORE, in order for the Company to comply with the requirements of Agent and Lenders under the Loan Agreement and the other financing arrangements with the Company, the Company, Bank and Agent agree as follows:
     1. Deposit Account Collateral. Bank hereby represents, warrants and covenants with and to Agent and Lenders that: Bank has established and will maintain the Deposit Account and has identified the Company as the sole owner of the Deposit Account, subject to the rights of Agent therein as provided herein; the records of Bank do not reflect, and it has not received any notice of, any assignment or pledge of, or security interest in the Deposit Account or any of the other Deposit Account Collateral (other than the pledge and security interest of Agent referred to herein), or any notice of any adverse claim with respect to any of the same; Bank has not entered and will not enter into any agreement with any person other than Agent by which it is obligated for any reason to comply with instructions from such other person as to the disposition of funds in or from the Deposit Account or with respect to any other dealings with any of the Deposit Account Collateral; Bank will not agree that any person other than the Company or Agent is Bank’s customer with respect to the Deposit Account; the Deposit Account is a “deposit account” as such term is defined in the UCC (as hereinafter defined); Bank acknowledges that it holds and will hold possession of the Deposit Account Collateral consisting of instruments and money as bailee for Agent and for the benefit of Agent, subject to the terms and provisions of this Agreement; and Bank is hereby irrevocably authorized and instructed to change the designation of the customer on the Deposit Account to Agent upon the request of Agent and Bank shall so change the customer promptly upon such request by Agent. The Company hereby confirms to Bank that the Company has granted to Agent, as collateral security for the Company’s obligations to the Agent and Lenders under the Loan Agreement, a security interest in and Lien on the Deposit Account Collateral, and Bank hereby acknowledges such security interest in and Lien on the Deposit Account Collateral. This Agreement shall only apply to the Deposit Account.
     2. Control.
     (a) Notwithstanding any term or provision of this Agreement or other agreement between Bank and the Company or otherwise, the Company hereby irrevocably authorizes and directs the Bank to comply with, and the Bank hereby agrees to comply with, all instructions originated by the Agent in accordance with this Agreement, including directing the disposition of funds in the Deposit Account or as to any other matter relating to the Deposit Account or other Deposit Account Collateral, without further consent by the Company (which instructions may include the giving of stop payment orders for any items being presented to a Deposit Account for payment).

With respect to the Deposit Account, Bank shall not permit the Company or any of its affiliates or any other person to withdraw any amounts from, to draw upon or otherwise exercise any authority or powers with respect to the Deposit Account, and Bank shall not at any time honor, any instructions with respect to the Deposit Account, other than those approved in writing by Agent. Notwithstanding the foregoing, until Agent otherwise advises Bank in writing, any entity identified by ACH company identification number 1841010148 (such entity being Elavon, Inc. f/k/a NOVA Information Systems, Inc. as of the date of this Agreement) (hereinafter referred to as “Elavon”) shall have access to the Deposit Account to the extent expressly provided in Section 3(b) herein.
     3. Remittance of Funds; Use of Cash Management Facilities.
     (a) Unless the Bank is otherwise directed by Agent, each banking day the Bank shall cause all Deposit Account Collateral in excess of $200,000 in the aggregate to be deposited into the Concentration Account in immediately available funds.
     (b) Notwithstanding any provision of this Agreement to the contrary, until Agent otherwise advises Bank in writing, Elavon shall have access to the Deposit Account via ACH Debit Entry (assuming sufficient funds are available therein on the Effective Entry Date). As used in this subsection (b), the terms “ACH”, “Debit”, “Entry” and “Effective Entry Date” shall have the respective meanings ascribed in Bank’s cash management agreements with the Company.
     (c) Until Agent otherwise advises Bank in writing, Company shall have access to the Deposit Account via Bank’s cash management facilities solely for the purposes of viewing all transactions on the Deposit Account and for retrieving all balance information concerning the Deposit Account.
     4. Indemnity; Bank’s Responsibility. The Company agrees to indemnify, defend and hold harmless Bank against any loss, liability or expense (including reasonable fees and disbursements of counsel) incurred in connection with this Agreement, including any action taken by Bank pursuant to the instructions of Agent, except to the extent due to the gross negligence or willful misconduct of Bank or breach of any of the provisions hereof. The Company confirms and agrees that neither Bank nor Agent or Lenders shall have any liability to the Company for wrongful dishonor of any items or transaction as a result of any instructions of Agent or otherwise in accordance with the terms of this Agreement. Bank shall have no duty to inquire or determine whether the obligations of the Company to Agent or Lenders are in default, or whether Agent or Lenders are authorized by the Loan Agreement, applicable law or otherwise to take any action, or whether Agent is entitled to give any such instructions, and Bank is fully entitled to rely upon such instructions from Agent (even if such instructions are contrary or inconsistent with any instructions or demands given by the Company).
     5. Statements, Confirmations and Notices of Adverse Claims. At such time or times as Agent may request, Bank will promptly report to Agent the amounts received in and held in the Deposit Account and will furnish to Agent any copies of bank statements, deposit tickets, deposited items, debit and credit advices and other records maintained by Bank under the terms of its arrangements with the Company (as in effect on the date hereof). Agent will reimburse

Bank for its reasonable expenses in providing such items to Agent. Upon receipt of notice of any lien, encumbrance or adverse claim against the Deposit Account Collateral, Bank will promptly notify Agent and the Company thereof.
     6. Subordination of Bank’s Security Interest; Setoff Rights; Bank’s Fees and Expenses.
     (a) In the event that at any time Bank has a security interest in or lien upon any of the Deposit Account Collateral, such security interest and lien of Bank shall be subject and subordinate to the security interest and lien of Agent therein. Bank shall not for any reason charge, debit, deduct or offset, or exercise any security interest or lien rights, against any checks, automated clearinghouse transfers or other form of remittances at any time deposited in or credited to the Deposit Account, except that Bank may setoff against funds in the Deposit Account (i) for all amounts due to Bank in respect of its fees and expenses as provided in Section 6(c) hereof that are unpaid and outstanding, (ii) for the amount of any checks, automated clearinghouse transfers, items or other form of remittances that have been credited to the Deposit Account and subsequently returned unpaid or lawfully demanded to be refunded by any paying or collecting bank (whether for insufficient funds or any other reason), (iii) for the amount of any checks, automated clearinghouse transfers, items or other form of remittances which have been credited to the Deposit Account incorrectly by reason of inadvertent error which is corrected as soon as practicable after the discovery of such error, and (iv) for any overdrafts arising as a result of any of the foregoing; provided, that, Bank shall first setoff for such amounts due to it against funds held in the Operating Account before the Deposit Account.
     (b) In the event that the funds in the Operating Account or the Deposit Account are insufficient to reimburse Bank for any amounts specified in Section 6(a) above, Agent shall reimburse Bank upon demand for all such amounts; provided, that, (i) in respect of amounts specified under clause (i) of Section 6(a) above, Agent shall have first received written demand from Bank for payment of such fees and expenses prior to the date that is 60 days after the date such fees or expenses were due and payable to Bank, and (ii) in respect of amounts specified in clauses (ii), (iii) and (iv) of Section 6(a) above, Agent received final payment in respect thereof and Agent has received notice of failure of the Company to pay Bank prior to the date that is 90 days after such check, automated clearinghouse transfer items, or other form of remittance is returned to Bank or such demand is made to Bank or such error was discovered by Bank. The Company shall reimburse Agent for any amounts paid by Agent to Bank under this Section 6(b) or otherwise under this Agreement promptly upon demand by Agent (without inquiry as to, and regardless of, any dispute between the Company and Bank). Such amounts shall be paid to Agent by Company (or at Agent’s option, Agent may charge any loan account of the Company or its affiliates maintained by Agent) without offset, defense or counterclaim.
     (c) As compensation for Bank’s services rendered to Agent and to Company under this Agreement, Bank shall be entitled to the fees and expenses set forth in Exhibit “A” hereto.
     7. Termination.
     (a) This Agreement may be terminated by Bank at any time on not less than thirty (30) days’ prior written notice to each of the Company and Agent. This Agreement may be terminated by Agent at any time upon receipt by Bank of Agent’s written notice of termination. This Agreement may not be terminated by the Company without the express prior written consent of Agent and, in that case, Agent and the Company shall jointly notify Bank in writing of such termination.
     (b) In the event that this Agreement is terminated for any reason, unless otherwise instructed by Agent, Bank will, on the effective dated of such termination, transfer all available funds in the Deposit Account to the Concentration Account.
     8. Notices. All notices hereunder to Bank shall be in writing, sent by telecopier and by nationally recognized overnight courier with instructions to deliver the next business day, and shall be deemed to have been given or made when Bank has had a reasonable period of time to act thereon (but in no event longer than two business days after Bank has received such notice). All notices to any other party hereunder shall be in writing and deemed to have been given or made: if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next business day, one (1) business day after sending; and if by certified mail, return receipt requested, five (5) days after mailing. All notices to any party shall be given to its address set forth below (or to such other address as any party may designate by notice in accordance with this Section).
     9. Customer Agreements. This Agreement supplements all other agreements between the Company and Bank with respect to the Deposit Account, as such agreements may now exist or may hereafter be amended and whether now existing or hereafter arising, including, but not limited to, all agreements pertaining to use of Bank’s cash management facilities and the daily transmission limits set forth therein. No consent of Agent or the Lenders shall be required to amend any such other agreement or for the Company and Bank to enter into any additional agreement. In the event of any inconsistency between this Agreement and the terms of such other agreements of the Company or its affiliates with Bank, the terms of this Agreement control.
     10. Governing Law. This Agreement shall be governed by the laws of the State of Mississippi. Notwithstanding anything to the contrary contained in any other agreement among any of the parties hereto, for purposes of the UCC, the State of Mississippi shall be deemed to be Bank’s jurisdiction within the meaning of Section 9-304 of the UCC. All references to the “UCC” herein shall mean the Uniform Commercial Code as in effect on the date hereof in the State of Mississippi.
     11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other means of electronic transmission shall have the same force and effect as the delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of any such agreement by telefacsimile or other means of electronic transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

     12. Successors and Assigns. Agent and Lenders are relying upon this Agreement in providing financing to the Company and this Agreement shall be binding upon the Company and Bank and their respective successors and assigns and inure to the benefit of Agent and Lenders and their respective successors and assigns.
[SIGNATURE PAGE FOLLOWS]

DEPOSIT ACCOUNT CONTROL AGREEMENT
SIGNATURE PAGE

HANCOCK FABRICS, INC.		BANCORPSOUTH BANK

By:	/s/ Robert W. Driskell	By:	/s/ Coy Livingston

Name:	Robert W. Driskell	Name:	Coy Livingston
Title:	Senior Vice President and Chief Financial Officer	Title:	Executive Vice President

Address for Notices:		Address for Notices:

One Fashion Way		Corporate Banking Department
Baldwyn, MS 38824		201 South Spring Street
Attention: Larry D. Fair		Tupelo, Mississippi 38804
Telecopy: 662-365-6025		Attention: Corporate Banking Dept.
Telecopy: 662-680-2261

with a copy to:

GENERAL ELECTRIC CAPITAL		Cash Management Department
CORPORATION, as Agent		6363 Poplar Avenue, Suite 429
Memphis, Tennessee 38119
By:	/s/ Charles D. Chiodo	Attention: Cash Management Department

Name:	Charles D. Chiodo	Telecopy: 901-374-0866
Title:	Its Duly Authorized Signatory

with a copy to:

Address for Notices:		Cash Management Department
2830 West Jackson Street, Building B
401 Merritt 7 P.O. Box 5201		Tupelo, Mississippi 38801
Norwalk, CT 06856-5201		Attention: Cash Management Dept.
Attn: Hancock Fabrics Account Manager		Telecopy: 662-620-4029
Telecopy: 203-956-4002